NORWOOD FINANCIAL CORP
ANNOUNCES CASH DIVIDEND

HONESDALE – MARCH 13, 2015

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ: NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.31 per share quarterly dividend payable May 1, 2015 to shareholders of record as of April 15, 2015.  The $.31 per share represents a $.01 per share or 3.3% increase over the $.30 per share dividend declared in the prior quarter and the first quarter of 2014.

Mr. Critelli commented, “The Board is extremely pleased to provide our shareholders with this quarterly dividend.  It reflects the Company’s financial strength and strong capital position, which has contributed to our solid performance while operating in a very challenging economic environment”.

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fifteen offices in Northeastern Pennsylvania.  As of December 31, 2014, the Company had total assets of $711.6 million, loans outstanding of $501.1 million, total deposits of $559.9 million and total stockholders’ equity of $99.0 million.  The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements. The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:                           William Lance
                                        Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com